Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Financial Results for Third Quarter 2011

and Pipeline Update

Lincolnshire, Illinois – November 9, 2011 – BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced financial results for the third quarter ended September 30, 2011 and provided an update on the Company’s pipeline.

As of September 30, 2011, BioSante’s cash and cash equivalents were approximately $69.6 million, compared to $38.2 million at December 31, 2010.  BioSante’s net loss was $12.7 million or $(0.12) per share for the third quarter of 2011, compared to a net loss of $11.6 million or $(0.16) per share for the third quarter 2010. This increase in net loss was due primarily to increased LibiGel® (testosterone gel) clinical development expenses during the third quarter of 2011.

Pipeline Update

On October 4, 2011, BioSante announced the completion of its two pivotal LibiGel Phase III efficacy trials.  Trial data are being collected from the 141 investigative sites in the U.S. and Canada that participated in the trials and the Company remains blinded to the results.  BioSante expects to announce top-line LibiGel efficacy results from both trials in December 2011.

The LibiGel clinical development program also includes the ongoing LibiGel Phase III cardiovascular event and breast cancer safety study, which completed enrollment of 3,656 subjects in June 2011. On October 11, the Company announced that an independent Data Monitoring Committee completed its seventh unblinded safety review and recommended that the study continue as per the FDA-agreed protocol, without modifications.  The primary analysis of safety data is targeted for the third quarter of 2012. The LibiGel New Drug Application (NDA) submission will include data from the two efficacy trials as well as the safety study, and is targeted for the fourth quarter of 2012.

In addition, BioSante’s Bio-T-Gel™, a testosterone gel for male hypogonadism licensed to Teva Pharmaceuticals, has been assigned a new PDUFA date of February 14, 2012. Teva is responsible for all regulatory and marketing activities for Bio-T-Gel.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology. BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development according to a U.S. Food and Drug Administration (FDA) Special Protocol Assessment (SPA). BioSante’s first FDA-approved product is Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, marketed in the U.S. by Azur Pharma, BioSante’s licensee. BioSante also is developing a portfolio of cancer vaccines, four of which have been granted Orphan Drug designation, and are currently in several Phase II clinical trials. Other BioSante products are Bio-T-Gel™, a testosterone gel for male hypogonadism, for which an NDA is pending, licensed to Teva Pharmaceuticals, and an oral contraceptive in Phase II clinical development. Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220
tswanson@troutgroup.com	azachary@harrisdmckinney.com

BioSante Pharmaceuticals, Inc.

Selected Statements of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30
	2011	2010	2011	2010
Revenue	$182,784	$51,331	$320,787	$2,331,205
Expenses
Research and development	11,500,053	9,716,091	37,480,873	27,800,567
General and administrative	1,675,268	1,534,417	5,257,853	4,841,619
Other
Convertible note fair value adjustment	463,000	103,000	(1,929,000)	(1,687,916)
Investment impairment loss	—	(286,000)	—	(286,000)
Interest expense	(172,000)	(172,000)	(516,000)	(516,083)
Interest and other income	3,516	5,466	21,472	5,466
Net loss	$(12,733,691)	$(11,589,711)	$(44,959,599)	$(32,924,481)
Net loss per common share (basic and diluted)	$(0.12)	$(0.16)	$(0.48)	$(0.51)
Weighted average number of common shares and common equivalent shares outstanding	104,439,220	71,194,180	94,468,428	64,092,806

BioSante Pharmaceuticals, Inc.

Selected Balance Sheet Data

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$69,600,199	$38,155,251
Total current assets	70,543,909	40,625,130
Total assets	74,890,908	44,766,650
Total current liabilities	11,499,718	8,183,327
Convertible senior notes due 2013	19,242,333	17,436,201
Total liabilities	30,742,051	25,619,528
Total stockholders’ equity	44,148,857	19,147,122